Exhibit 99.1

UPC Holding B.V.

UPC Holding B.V. Provides Selected Financial Information for
the Three Months Ending December 31, 2006

Amsterdam, the Netherlands — March 1, 2007: UPC Holding B.V. (“UPC Holding”) is providing today selected, preliminary financial information for the three months and year ended December 31, 2006. UPC Holding is an indirect wholly owned subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this press release will be posted to the Liberty Global website (www.lgi.com). In addition, the full financial statements with the accompanying notes are expected to be posted prior to the end of March.

Highlights for the three months ending December 31, 2006 as compared to the results for the same period last year include(1):

•                  An organic(2) increase of 337,000 RGUs(3) in the fourth quarter of 2006

•                  Revenue growth of 19% to €545 million

•                  Operating cash flow (OCF)(4) growth of 26% to €209 million

•                  Operating income increase of 315% to €46 million

Operating Statistics

We had 10.4 million total RGUs from continuing operations as of December 31, 2006, including an increase of over 537,000 RGUs from September 30, 2006. This increase includes total organic RGU additions of 337,000, which represent an approximate 40% increase over the prior year period’s organic RGU additions. For the full year 2006, we added over 767,000 RGUs on an organic basis, which represents a 44% increase over organic RGU additions during the prior year. The RGU additions were primarily driven by our continued strength in our Internet and telephony products and expanded footprint. For the full year, our highly penetrated Western European countries demonstrated a 49% increase in organic broadband Internet subscriber additions. In addition, Central and Eastern Europe more than tripled its rate of organic telephony subscriber additions to 156,000 versus 2005.

In terms of organic RGU additions by product, during the fourth quarter 2006 we added 103,000 video subscribers, 152,000 broadband Internet subscribers and 82,000 telephone subscribers. Organic subscriber additions for broadband Internet and telephony increased by 35% and 65%, respectively, from the same period last year. In all countries we experienced higher Internet broadband subscriber additions than in the same period last year, demonstrating the continuing strength of the data business

(1)             Results from UPC Norway, UPC Sweden and UPC France are treated as discontinued operations in the historical financial figures.  As a result, their financial information for all historical periods has been retroactively removed from the reported figures. All references to our subscriber metrics exclude the impact of our discontinued operations. Additionally, we sold our Belgium operations on December 31, 2006. Our operating results and cash flows, including revenue and OCF, include the impact of Belgium for all periods. With respect to RGU metrics, organic additions include Belgium additions, but total RGUs at December 31, 2006, exclude Belgium.

(2)            Organic figures exclude RGUs at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. Organic figures represent additions on a net basis.

(3)            Please see footnote 4 on page 10 for the definition of Revenue Generating Units (RGU).

(4)            Please see page 6 for an explanation of operating cash flow and a reconciliation to operating income.

across our geography. Organic telephony subscriber additions benefited from VoIP launches in new markets.  By year end 2006, we managed to extend our telephony homes serviceable to 8.1 million ending with 847,000 telephony RGUs and a penetration of 10.5%.

In terms of our 103,000 organic video additions in the fourth quarter, we added 132,000 digital cable and DTH subscribers, partially offset by a reduction in analog cable and MMDS subscribers.  Our growth in digital cable was driven principally by the Netherlands and our Central and Eastern European countries. In the Netherlands, we added 79,000 digital cable subscribers in Q4 2006, a pace similar to that of the third quarter, and ended the year at approximately 502,000 digital cable video subscribers. As a result of our “digital for all” (D4A)(5) initiative in the Netherlands, we added over 416,000 digital cable subscribers in that market in 2006, achieving a 23% digital penetration by year end 2006, and on average we are seeing an incremental ARPU of over €6 (before discounts) from our digital cable subscribers, which compares to our base analog ARPU of €13. As previously indicated in the third quarter, the D4A program has been modified to take a more selective approach. Additionally, beginning January 1, 2007, we have reduced the six month promotional pricing period of the D4A program to three months.

Customer relationships totaled approximately 8.2 million as of December 31, 2006.  Of our total customer relationships, approximately 20% subscribed to two or more products versus approximately 16% for the comparable period last year. RGUs per customer relationship increased to 1.27 at year end 2006 from 1.20 at year end 2005.

Financial Highlights

Total consolidated revenue for the three months ended December 31, 2006 increased to €545 million, a 19% increase as compared to the same period last year. The increase in revenue was partially due to various acquisitions as well as the continued growth in our Central and Eastern European businesses.  Total consolidated revenue for the year ended December 31, 2006 increased to €2,031 million, a 22% increase as compared to the same period last year. Total revenue growth, rebased(6) for acquisitions and foreign currency effects (rebased), was approximately 12% for the three months ended December 31, 2006 and approximately 10% for the year ended December 31, 2006.

Operating cash flow for the three months ended December 31, 2006 increased to €209 million, a 26% increase as compared to the same period last year. The increase was principally driven by the impact of acquisitions and the continued growth in our Central and Eastern European businesses, as well as lower costs from central and corporate operations and other factors. Central and corporate operations were positively impacted by recharges of operating charges to Cablecom for corporate functions and support costs incurred by UPC Holding on behalf of Cablecom. Total OCF for the year ended December 31, 2006 increased to €790 million, a 24% increase as compared to the same period last year. Total rebased OCF growth was approximately 19% for the three months ended December 31, 2006 and approximately 14% for the year ended December 31, 2006.

(5)            In the Netherlands where our digital migration project is underway, a subscriber is moved from the analog cable subscriber count to the digital cable subscriber count when such subscriber accepts delivery of our digital converter box and agrees to accept digital cable service regardless of when the subscriber begins to receive our digital cable service. Through December 31, 2006, the digital cable service and the digital converter box were provided at the analog rate for six months after which the subscriber had the option to discontinue the digital service or pay an additional amount to continue to receive the digital service. Effective January 1, 2007, this promotional period was reduced from six months to three months. An estimated 10% to 15% of the Netherlands digital cable subscribers at December 31, 2006 have accepted but not installed their digital converter boxes.

(6)             For the purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective periods in 2006, we have adjusted our historical 2005 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2005 and 2006 in the respective 2005 rebased amounts to the same extent that the revenue and OCF of such entities are included in the respective 2006 results and (ii) reflect the translation of our 2005 rebased amounts at the applicable average exchange rates that were used to translate our 2006 results.  Please see page 8 for supplemental information.

Total OCF margin(7) was approximately 38% for the three months ended December 31, 2006, which represents approximately a 200 basis point improvement to our OCF margin from the same period last year. As compared to the same period last year, the margin improvement results from a margin increase in the Central and Eastern European operations and from lower central and corporate costs as a percentage of revenue (due in part to the Cablecom recharges mentioned above), partially offset by a decline in the margin of our Western European operations.  For the full year 2006, OCF margin was approximately 39%, which represents approximately a 60 basis point improvement to our OCF margin from the full year 2005.

About UPC Holding B.V.

UPC Holding owns businesses that provide video, broadband Internet access and telephone services through broadband networks in 9 European countries (excluding Belgium). At December 31, 2006, UPC Holding’s networks passed approximately 11.4 million homes and served approximately 10.4 million revenue generating units, including approximately 7.7 million video subscribers, 1.8 million broadband Internet subscribers and 0.8 million telephone subscribers.

On July 29, 2005, UPC Holding issued €500 million of 7 3/4% Senior Notes due 2014 and on October 10, 2005, UPC Holding issued a further €300 million of 8 5/8% Senior Notes due 2014. UPC Holding is required under the terms of the indentures for the foregoing Senior Notes to provide certain financial information regarding UPC Holding to bondholders on a quarterly basis. UPC Broadband Holding B.V., a wholly owned subsidiary of UPC Holding, is the borrower and UPC Holding is the guarantor of outstanding indebtedness under a senior secured credit facility (the UPC Broadband Holding Bank Facility) which also requires the provision of certain financial and related information to the lenders. This press release is being issued at this time, in connection with those obligations, due to the contemporaneous release by Liberty Global of its 2006 results. The financial information contained herein is preliminary and subject to possible change. UPC Holding presently expects to issue its financial statements  of March, at which time they will be posted to the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading. Copies will also be available from the Trustee for the Senior Notes.

For more information, please contact:

Iván Nash Vila	Bert Holtkamp
Investor Relations — Europe	Corporate Communications — Europe
+41 44 277 9738	+31 20 778 9447

(7)             OCF margin is calculated by dividing the OCF by total revenue for the applicable period.

Selected Financial Data

The following table provides selected, preliminary Revenue and Operating Cash Flow data for the three months and year ended December 31, 2006 and 2005 for each reportable segment of UPC Holding. The selected financial data contained herein is preliminary and unaudited and subject to possible adjustments in connection with the publication of UPC Holding’s 2006 annual financial statements. In each case, the tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the Euro change and percentage change from period to period, (iii) the percentage change from period to period, after removing foreign currency effects (FX), and (iv) the percentage change from period to period on a rebased basis (see supplemental information on page 8). The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table. Other Western Europe includes our operating segments in Ireland and Belgium. Our results for the three months and year ended December 31, 2006 and 2005, include UPC Belgium, which UPC Holding has not accounted for as a discontinued operation. Other Central and Eastern Europe includes our operating segments in Poland, Czech Republic, Slovak Republic, Romania and Slovenia. In addition, our Other Central and Eastern Europe segment includes Karneval as of September 30, 2006.

During the second quarter of 2006, we changed our reporting such that we no longer allocate the central and corporate costs of UPC Holding to its individual operating segments within UPC Holding. Instead, we present these costs as a separate category. UPC Holding’s central and corporate costs include billing systems, network operations, technology, marketing, facilities, finance, legal and other administrative costs.

The results for the three months and year ended December 31, 2006, as well as the comparable historical periods, include Priority Telecom Netherlands B.V. and Priority Telecom GmbH as components of our reportable segments in the Netherlands and Austria. Prior to July 1, 2006, these competitive local exchange carrier (CLEC) operations were owned and managed by a Liberty Global subsidiary which was outside of UPC Holding.

Segment information for all periods presented has been restated to reflect the above-described changes and to present UPC Norway, UPC Sweden and UPC France as discontinued operations. Previously, UPC Norway and UPC Sweden were included in our Other Western Europe reportable segment and UPC France was presented as a separate reportable segment.  Accordingly, we present only the reportable segments of our continuing operations in the following tables.

Revenue

	Three months ended December 31,		Increase (decrease)		Increase (decrease) excluding FX	Rebased
	2006	2005	€	%	%	%
	amounts in millions, except % amounts
The Netherlands	€191.2	€176.3	€14.9	8.5	8.5	—
Austria	88.5	66.0	22.5	34.1	34.1	—
Other Western Europe	63.3	58.7	4.6	7.8	7.8	—
Total Western Europe	€343.0	€301.0	€42.0	14.0	14.0	8.1

Hungary	64.1	57.2	6.9	12.1	15.7	—
Other Central and Eastern Europe	132.0	99.2	32.8	33.1	28.2	—
Total Central and Eastern Europe	€196.1	€156.4	€39.7	25.4	23.6	15.5
Central and corporate operations	5.8	1.0	4.8	480.0	480.0	—
Total UPC Holding	€544.9	€458.4	€86.5	18.9	18.2	11.6

	Year ended December 31,		Increase (decrease)		Increase (decrease) excluding FX	Rebased
	2006	2005	€	%	%	%
	amounts in millions, except % amounts
The Netherlands	€735.3	€689.0	€46.3	6.7	6.7	—
Austria	333.8	264.2	69.6	26.3	26.3	—
Other Western Europe	243.8	185.2	58.6	31.6	31.6	—
Total Western Europe	€1,312.9	€1,138.4	€174.5	15.3	15.3	6.6

Hungary	244.6	226.2	18.4	8.1	14.8	—
Other Central and Eastern Europe	459.6	299.1	160.5	53.7	48.5	—
Total Central and Eastern Europe	€704.2	€525.3	€178.9	34.1	34.0	16.2
Central and corporate operations	14.2	2.7	11.5	425.9	425.9	—
Total UPC Holding	€2,031.3	€1,666.4	€364.9	21.9	21.9	10.4

Operating Cash Flow

	Three months ended December 31,		Increase (decrease)		Increase (decrease) excluding FX	Rebased
	2006	2005	€	%	%	%
	amounts in millions, except % amounts
The Netherlands	€96.5	€88.5	€8.0	9.0	9.0	—
Austria	38.1	32.1	6.0	18.7	18.7	—
Other Western Europe	22.8	19.8	3.0	15.2	15.2	—
Total Western Europe	€157.4	€140.4	€17.0	12.1	12.1	9.2

Hungary	31.1	25.1	6.0	23.9	27.4	—
Other Central and Eastern Europe	56.7	44.7	12.0	26.8	23.0	—
Total Central and Eastern Europe	€87.8	€69.8	€18.0	25.8	24.6	16.7
Central and corporate operations	(36.2)	(43.7)	7.5	17.2	17.2	—
Total UPC Holding	€209.0	€166.5	€42.5	25.5	22.5	19.0

	Year ended December 31,		Increase (decrease)		Increase (decrease) excluding FX	Rebased
	2006	2005	€	%	%	%
	amounts in millions, except % amounts
The Netherlands	€359.6	€358.6	€1.0	0.3	0.3	—
Austria	155.7	133.1	22.6	17.0	17.0	—
Other Western Europe	82.8	65.3	17.5	26.8	26.8	—
Total Western Europe	€598.1	€557.0	€41.1	7.4	7.4	3.2

Hungary	115.7	99.2	16.5	16.6	23.7	—
Other Central and Eastern Europe	212.3	135.7	76.6	56.4	51.3	—
Total Central and Eastern Europe	€328.0	€234.9	€93.1	39.6	39.6	21.5
Central and corporate operations	(135.9)	(153.4)	17.5	11.4	11.4	—
Total UPC Holding	€790.2	€638.5	€151.7	23.8	23.8	13.5

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by UPC Holding’s chief operating decision maker to evaluate segment operating performance and to decide how to allocate resources to segments. As UPC Holding uses the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, related party management credits or fees, and impairment, restructuring and other operating credits or charges). UPC Holding believes operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that are used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking between segments in the different countries in which we operate and identify strategies to improve operating performance. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow would distort the ability to efficiently assess and view the core operating trends in our segments. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income. A reconciliation of UPC Holding’s total segment operating cash flow to UPC Holding’s operating income is presented below:

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
	amounts in millions
Total segment operating cash flow	€209.0	€166.5	€790.2	€638.5
Stock-based compensation credits (expenses)	(4.5)	9.6	(18.2)	(14.4)
Depreciation and amortization	(166.7)	(165.1)	(640.3)	(524.9)
Related party management credits (fees)	20.2	1.4	25.4	(3.0)
Impairment, restructuring and other operating credits (charges)	(11.9)	(1.3)	(16.0)	4.8
Operating income	€46.1	€11.1	€141.1	€101.0

Summary of Third Party Debt and Cash and Cash Equivalents

The following table details UPC Holding’s consolidated third party debt and cash and cash equivalents as of December 31, 2006 and September 30, 2006:

	As of	As of
	December 31,	September 30,
	2006	2006
	amounts in millions
UPC Broadband Holding Bank Facility	€3,040.8	€3,094.1
UPC Holding 7 3/4% Senior Notes due 2014	500.00	500.0
UPC Holding 8 5/8% Senior Notes due 2014	300.0	300.0
Other debt, including capital lease obligations	3.0	3.1
Total third party debt	€3,843.8	€3,897.2
Cash and cash equivalents	€475.0	€59.6

As of December 31, 2006, total third party debt, including other debt and capital lease obligations was €3,844 million, while cash and cash equivalents was €475 million. The UPC Broadband Holding Bank Facility includes borrowings under facilities J and K term loans as well as any drawn amounts from the €1.3 billion in redrawable term loan facilities I and L. In addition to our cash balances at December 31, 2006, we had approximately €1.3 billion of undrawn commitments under facilities I and L of which we estimate we had approximately €137 million of availability, subject to completion of fourth quarter bank reporting requirements. The change in total third party debt from the previous period is primarily due to foreign currency fluctuations.

On October 31, 2006, Cablecom Luxembourg S.C.A (Cablecom) placed €300 million principal amount of 8% senior notes due 2016. The net proceeds from the offering of the notes, together with available cash, were deposited into an escrow account to defease the covenants and provide for the redemption on April 15, 2007 for all of Cablecom’s outstanding 9.375% senior notes due 2014. The indenture governing the new notes provides that, on or after April 15, 2007, at the sole option of Cablecom and UPC Holding, under certain circumstances, the new notes could become the obligations of UPC Holding at which time the terms (other than interest, maturity and redemption provisions) of the new notes, including the covenants, will be modified to become substantially identical to the terms of UPC Holding’s existing senior notes. More generally, the capital structure at Cablecom has been designed to allow it to be folded into UPC Holding. In addition to the new notes, the Cablecom bank facility has features that provide for the flexibility to ultimately bring it into the UPC Broadband Holding Bank Facility.

Additionally, following the completion of the acquisition of Karneval, the second largest cable operator in the Czech Republic, Karneval has been contributed into the UPC Broadband Holding Bank Facility as of year end 2006 and is consolidated in the UPC Holding financials from September 30, 2006. Additionally, the sale of UPC Belgium to Telenet Group Holding NV was completed on December 31, 2006 for approximately €184.5 million on a zero net debt basis.

Covenant Calculations

Based on the results for December 31, 2006 and subject to the completion of fourth quarter bank reporting requirements, the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding, as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 3.83x(8). The ratio of Total Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility was 4.81x(8).

(8)             Debt in the covenant calculations utilize debt figures which take into account currency swaps.  Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

Capital Expenditure Summary

UPC Holding’s capital expenditures were approximately €173 million and €142 million for the three months ended December 31, 2006 and 2005, respectively. For the year ended December 31, capital expenditures were €526 million in 2006 and €424 million in 2005.

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
	amounts in millions
The Netherlands	€47.2	€36.0	€156.6	€133.8
Austria	13.9	11.0	41.3	40.6
Other Western Europe	20.4	19.4	66.8	42.3
Total Western Europe	€81.5	€66.4	€264.7	€216.7

Hungary	21.1	18.8	58.5	57.2
Other Central and Eastern Europe	34.0	24.1	115.6	68.0
Total Central and Eastern Europe	€55.1	€42.9	€174.1	€125.2
Central and corporate operations	36.0	32.7	87.3	82.2
Total UPC Holding	€172.6	€142.0	€526.1	€424.1

Explanation of Calculation of Rebased 2005 Amounts

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the year 2006, we have adjusted our historical revenue and OCF for the three months and year ended December 31, 2005 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2005 and 2006 in our rebased amounts for the three months and year ended December 31, 2005 to the same extent that the revenue and OCF of such entities are included in our results for the three months and year ended December 31, 2006 and (ii) reflect the translation of our rebased amounts for the three months and year ended December 31, 2005 at the applicable average exchange rates that were used to translate our results for the three months and year ended December 31, 2006. The acquired entities that have been included in the determination of our rebased revenue and OCF for the three months and year ended December 31, 2005 include, as applicable, NTL Ireland, Astral, Telemach, INODE, Karneval and four smaller acquisitions in Europe.  We have reflected the revenue and OCF of these acquired entities in our 2005 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between U.S. GAAP and local GAAP, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate.  As we did not own or operate these businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical 2006 results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors.  The adjustments reflected in our 2005 rebased amounts have not been prepared with a view towards complying with Article 11 of the Securities and Exchange Commission’s Regulation S-X.  In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased 2005 amounts or the revenue and OCF that will occur in the future.  The rebased growth percentages have been presented as a basis for assessing 2006 growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance for 2005.  Therefore, we believe our rebased data is not a non-GAAP measure as contemplated by Regulation G or Item 10 of Regulation S-K.

Operating Data Table

UPC Holding B.V. Consolidated Operating Data - December 31, 2006

					Video					Internet
	Homes Passed (1)	Two-way Homes Passed (2)	Customer Relationships (3)	Total RGUs (4)	Analog Cable Subscribers (5)	Digital Cable Subscribers (6)	DTH Subscribers (7)	MMDS Subscribers (8)	Total Video	Homes Serviceable (9)	Subscribers (10)	Homes Serviceable (11)	Subscribers (12)
The Netherlands	2,677,400	2,589,700	2,200,900	3,151,400	1,695,200	501,800	—	—	2,197,000	2,589,700	565,700	2,478,600
Austria.	978,200	974,900	698,300	1,076,500	455,700	49,200	—	—	504,900	974,900	398,400	941,000	173,200
Ireland	858,300	307,700	599,300	650,900	278,800	198,600	—	117,800	595,200	307,700	55,300	91,800	400
Total Western Europe	4,513,900	3,872,300	3,498,500	4,878,800	2,429,700	749,600	—	117,800	3,297,100	3,872,300	1,019,400	3,511,400	562,300
Hungary	1,125,100	1,049,100	1,019,000	1,254,800	735,900	—	170,900	—	906,800	1,049,100	209,000	1,032,000	139,000
Romania	1,988,900	1,316,600	1,419,400	1,594,600	1,362,300	6,600	50,300	—	1,419,200	1,191,300	119,000	1,135,400	56,400
Poland.	1,940,800	1,304,600	1,058,900	1,275,500	1,005,600	—	—	—	1,005,600	1,304,600	206,300	1,259,400	63,600
Czech Republic	1,258,000	964,700	744,500	902,900	529,300	27,300	134,500	—	691,100	964,700	186,400	961,800	25,400
Slovak Republic	441,700	260,200	304,900	334,900	264,000	—	19,600	18,600	302,200	243,100	32,400	165,600	300
Slovenia	133,200	89,400	113,200	137,200	113,200	—	—	—	113,200	89,400	24,000	—	—

Total Central and Eastern Europe	6,887,700	4,984,600	4,659,900	5,499,900	4,010,300	33,900	375,300	18,600	4,438,100	4,842,200	777,100	4,554,200	284,700
Total UPC Holding B.V	11,401,600	8,856,900	8,158,400	10,378,700	6,440,000	783,500	375,300	136,400	7,735,200	8,714,500	1,796,500	8,065,600	847,000

Footnotes to Operating Data Table:

(1)             Homes Passed are homes that can be connected to our networks without further extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint (microwave) Distribution System (MMDS) homes.  Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH.   With respect to MMDS, one Home Passed is equal to one MMDS subscriber.  Due to the fact that we do not own the unbundled loop and shared access network used by INODE in Austria, we do not report homes passed for INODE.

(2)             Two-way Homes Passed are Homes Passed by our networks where customers can request and receive the installation of a two-way addressable set-top converter, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video and Internet services and, in some cases, telephone services.  Due to the fact that we do not own the unbundled loop and shared access network used by INODE in Austria, we do not report two-way homes passed for INODE.

(3)             Customer Relationships are the number of customers who receive at least one level of service without regard to which service(s) they subscribe. We exclude mobile customers from customer relationships.

(4)             Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephone Subscriber. A home may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital video service, telephone service and broadband Internet access service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephone Subscribers. In some cases, non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers choose to disconnect after their free service period.

(5)             Analog Cable Subscriber is comprised of analog cable customers that are counted on a per connection or equivalent billing unit (EBU) basis. In Europe, we have approximately 748,400 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels.

(6)             Digital Cable Subscriber is a customer with one or more digital converter boxes that receives our digital video service. We count a subscriber with one or more digital converter boxes that receives our digital video service as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital video services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers.  In the Netherlands where our digital migration project is underway, a subscriber is moved from the Analog Cable Subscriber count to the Digital Cable Subscriber count when such subscriber accepts delivery of our digital converter box and agrees to accept digital video service regardless of when the subscriber begins to receive our digital video service.  Through December 31, 2006, the digital video service and the digital converter box were provided at the analog rate for six months after which the subscriber had the option to discontinue the digital service or pay an additional amount to continue to receive the digital service.  Effective January 1, 2007, this promotional period was reduced from six months to three months.  An estimated 10% to 15% of the Netherlands Digital Cable Subscribers at December 31, 2006 have accepted but not installed their digital converter boxes.

(7)             DTH Subscriber is a home or commercial unit that receives our video programming broadcast directly to the home via a geosynchronous satellite.

(8)             MMDS Subscriber is a home or commercial unit that receives our video programming via a multi-channel multipoint (microwave) distribution system.

(9)             Internet Homes Serviceable are homes that can be connected to our broadband networks, where customers can request and receive broadband Internet access services.   With respect to INODE, we do not report Internet homes serviceable as INODE’s service is not delivered over our network but instead is delivered over an unbundled loop, or in certain cases, over a shared access network.

(10)       Internet Subscriber is a home or commercial unit or EBU with one or more cable modem connections to our broadband networks, where a customer has requested and is receiving broadband Internet access services.  At December 31, 2006, our Internet Subscribers in Austria included 89,200 residential digital subscriber lines or DSL subscribers of INODE that are not serviced over our networks.  Our Internet Subscribers do not include customers that receive services via resale arrangements or from dial-up connections.

(11)       Telephone Homes Serviceable are homes that can be connected to our networks, where customers can request and receive voice services.  With respect to INODE, we do not report telephone homes serviceable as service is delivered over an unbundled loop rather than our network.

(12)       Telephone Subscriber is a home or commercial unit or EBU connected to our networks, where a customer has requested and is receiving voice services.  Telephone Subscribers as of December 31, 2006, exclude an aggregate of 144,500 mobile telephone subscribers in the Netherlands. Also, our Telephone Subscribers do not include customers that receive services via resale arrangements.  At December 31, 2006, our Telephone Subscribers in Austria included 22,600 residential subscribers of INODE.

Additional General Notes to Tables:

With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries.  EBU is calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. On a business-to-business basis, certain of our subsidiaries provide data, telephony and other services to businesses, primarily in the Netherlands, Austria, Ireland and Romania. We generally do not count customers of these services as subscribers, customers or RGUs.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience, and (v) other factors adds complexity to the subscriber counting process.  We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported.  Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.